Exhibit 99.1

Finch Therapeutics Reports First Quarter 2023 Financial Results and Provides Business Updates

SOMERVILLE, Mass., May 10, 2023 (GLOBE NEWSWIRE) -- Finch Therapeutics Group, Inc. (“Finch”, “Finch Therapeutics” or the “Company”) (Nasdaq: FNCH), a microbiome technology company with a portfolio of intellectual property and microbiome assets, today reported first quarter 2023 financial results and provided business updates.

“Finch has continued to execute on its strategy to advance its novel microbiome technology through partnerships and collaborations, highlighted by the recent investigator-sponsored clinical trial agreement with Brigham and Women’s Hospital to evaluate CP101 for the treatment of ulcerative colitis and an amended license agreement with the University of Minnesota,” said Mark Smith, PhD, Chief Executive Officer of Finch Therapeutics. “I am also pleased to welcome Matthew Blischak and Lance Thibault, Finch’s incoming CEO and CFO, who each bring significant experience in the biotechnology and pharmaceutical industry that we believe will be invaluable to the Company going forward.”

Recent Corporate Updates

•
Announced Clinical Trial Agreement with Brigham and Women’s Hospital to Evaluate CP101 in Ulcerative Colitis, Building on a Significant Body of Published Literature, Including Recently Published Data from the University of Minnesota (UMN): Under the clinical trial agreement, Brigham and Women’s Hospital will conduct an investigator-sponsored trial to compare two doses of CP101, Finch’s Complete Consortia microbiome therapeutic, in patients with mild-to-moderate ulcerative colitis. The study is designed to expand on a robust body of evidence supporting the role of the microbiome in improving patient outcomes with ulcerative colitis, including the promising results presented by Dr. Daphne Moutsoglou of UMN as a late-breaking oral presentation on May 7th at Digestive Disease Week. The UMN study demonstrated a statistically significant difference in clinical response among ulcerative colitis patients treated with an orally administered, lyophilized microbial composition similar to CP101 relative to patients treated with placebo. Building on this work, the Brigham and Women’s study is designed to generate data on safety, pharmacokinetics, pharmacodynamics, and clinical efficacy of CP101 in participants with ulcerative colitis. Topline data from the Brigham and Women’s clinical study is anticipated in 2025.
•
Amended License Agreement with UMN: Finch’s long-standing relationship with UMN includes a license agreement through which Finch has exclusively licensed from UMN 13 issued patents and 7 patent applications covering specific approaches to formulations comprising human fecal microbes, methods of increasing microbiota diversity, and methods of decreasing the relative abundance of certain bacteria. In April, Finch amended its license agreement with UMN, with a key feature of the amendment allowing Finch to satisfy certain performance milestones through sublicensing agreements, aligning with Finch’s new strategic focus on collaborations and partnerships.
•
Implementing Executive Leadership Transition: Effective May 16, 2023, Matthew P. Blischak and Lance Thibault will be joining the Finch executive leadership team as Chief Executive Officer and Chief Financial Officer, respectively. Mark Smith, PhD, will complete his time as Chief Executive Officer and a member of the Company’s board of directors and Marc Blaustein will complete his time as Chief Operating Officer and principal financial officer on May 15, 2023. Mr.

Blischak and Mr. Thibault are experienced executives who together bring over 40 years of experience in the life sciences industry to their roles at Finch.
•
Safety Analysis from Discontinued PRISM4 Phase 3 Clinical Trial of CP101 in Recurrent C. difficile Infection (CDI): Following the completion of all site close-out visits for PRISM4 and database lock for the trial, today Finch provided a safety analysis for patients enrolled in the PRISM4 trial. The safety analysis of 19 patients, including 12 patients treated with CP101, showed no drug-related serious adverse events (SAEs).

First Quarter 2023 Financial Results

•
Finch reported a net loss of $63.9 million for the first quarter of 2023, compared to a net loss of $24.6 million for the same period in 2022. The increase in net loss was primarily due to a charge of $32.9 million for the full impairment of the Company’s in-process research and development (IPR&D) asset, in addition to an expense of $13.1 million for the impairment of long-lived assets, both in the first quarter of 2023. Finch also recorded $3.2 million in restructuring related charges during the first quarter of 2023 and an income tax benefit of $3.5 million, which reflects the removal of the deferred tax liability on the IPR&D that was written off during the quarter. Research and development (R&D) expenses decreased by $6.9 million following the Company’s January 2023 announcement that it would discontinue its Phase 3 clinical trial in CP101 and related R&D development activities, while general and administrative (G&A) expenses remained relatively flat quarter-over-quarter.
•
Research and development expenses were $8.6 million for the first quarter of 2023, compared to $15.5 million for the same period in 2022. The decrease was primarily due to a reduction in platform-related costs, in addition to reductions in the Company’s autism spectrum disorder, inflammatory bowel diseases, and hepatitis B programs. This was partially offset by increases in unallocated costs due to a change in allocation of personnel related expenses, and an increase in expenses related to our CP101 program, as the program and Phase 3 clinical trial were incurring expenses through the January 2023 discontinuation announcement.
•
General and administrative expenses were $9.6 million for the first quarter of 2023, compared to $9.4 million for the same period in 2022. The change was primarily due to increases in professional fees and facility- and supply-related costs, partially offset by a decrease in personnel expenses due to lower headcount, and a decrease in other expenses.
•
Finch’s cash and cash equivalents as of March 31, 2023 were $41.7 million, compared to $71.0 million as of December 31, 2022, which reflects, among other things, Finch’s payment of $16.2 million in January 2023 to fully satisfy the Company’s obligations under its loan agreement with Hercules Capital, Inc. Finch believes its cash and cash equivalents on hand as of March 31, 2023 will be sufficient to fund its operating expenses and capital expenditures into 2025.

About Finch Therapeutics

Finch Therapeutics is a microbiome technology company with a portfolio of intellectual property and microbiome assets. Finch has a robust intellectual property estate reflecting the Company’s pioneering role in the microbiome therapeutics field, including more than 70 issued U.S. and foreign patents with critical relevance for both donor-derived and donor-independent microbiome therapeutics in a range of potential indications. Finch’s assets include CP101, an investigational, orally administered microbiome candidate with positive clinical date from a Phase 2 randomized, placebo-controlled trial and a Phase 2 open-label trial in recurrent C. difficile infection (CDI). Additionally, Finch has pre-clinical assets that are designed to target ulcerative colitis, Crohn’s disease, and autism spectrum disorder, along with a significant biorepository of samples and microbial strains. In January 2023, Finch announced a decision to discontinue its Phase 3 trial of CP101 in recurrent CDI. Following this decision, Finch is focused on realizing the value of its intellectual property estate and other assets, while supporting the advancement of its microbiome technology through partnerships and collaborations.

Forward-Looking Statements

This press release includes “forward-looking statements.” Words such as “will,” "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: Finch’s progress in executing its strategy to advance its novel microbiome technology through partnerships and collaborations; the potential outcomes and timelines associated with the investigator-sponsored clinical trial with Brigham and Women’s Hospital; Finch’s anticipated cash runway and its potential to support the Company’s operations; and Finch’s ability to realize the value of its intellectual property estate and other assets. These risks and uncertainties include, among others, those related to: the possibility that Finch will not be able to realize the value of its intellectual property estate and other assets; conditions and events that raise substantial doubt about Finch’s ability to continue as a going concern; the possibility that Finch may be unable to raise additional capital to finance its operations, as needed; Finch’s ability to retain the services of the key remaining members of its management team or attract and retain qualified personnel necessary to oversee and implement its business strategy; Finch’s ability to comply with regulatory requirements; and Finch’s ability to maintain patent and other intellectual property protection and the possibility that Finch’s intellectual property rights may be infringed, invalid or unenforceable or will be threatened by third parties. These and other risks are described more fully in Finch’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in Finch’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 23, 2023, as well as discussions of potential risks, uncertainties, and other important factors in Finch’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Finch undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com

Media and Collaborator Contact:

info@finchtherapeutics.com

Finch Therapeutics Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	FOR THE THREE MONTHS ENDED MARCH 31,
	2023	2022
Revenue:
Collaboration revenue	$107	$354
Total revenue	107	354
Operating expenses:
Research and development	8,588	15,530
General and administrative	9,617	9,404
Impairment of IPR&D	32,900	—
Impairment of long-lived assets	13,141	—
Restructuring expense	3,236	—
Total operating expenses	67,482	24,934
Loss from operations	(67,375)	(24,580)
Other income	(25)	13
Income tax benefit	3,461	—
Net loss	$(63,939)	$(24,567)
Net loss per share attributable to common stockholders—basic and diluted	$(1.33)	$(0.52)
Weighted-average common stock outstanding—basic and diluted	48,085,547	47,528,948

Finch Therapeutics Group, Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(in thousands)

	MARCH 31, 2023	DECEMBER 31, 2022
Assets:
Cash and cash equivalents	$41,684	$71,038
Other assets	37,356	91,901
Total assets	$79,040	$162,939
Liabilities, redeemable convertible preferred stock and stockholders' equity
Liabilities	46,088	67,228
Stockholders' equity	32,952	95,711
Total liabilities and stockholders' equity	$79,040	$162,939